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                                                                  EXHIBIT (d)(4)


                           CONFIDENTIALITY AGREEMENT

This confidentiality agreement ("Agreement") is entered into by and between Invitrogen Corporation ("Invitrogen") and InforMax, Inc. ("Participant"). In consideration of the mutual agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties intending to be legally bound agree that:

1. The parties' representatives for disclosing or receiving Information are:
   For Invitrogen:  John Thompson or his designee;
   For Participant:  John Green or his designee.

2. The term "Information" under this Agreement means information disclosed by either party ("Disclosing Party") to the other ("Receiving Party") that has been derived through research or development activities, and other technology, including materials, business, financial, or marketing plans or information, relating, but not limited to, the following: creation of computer software code and related computer programming for Invitrogen's business purposes.

3. The burdens of non-use and confidentiality on the Receiving Party under this Agreement will continue until terminated by mutual agreement between the parties hereto.

4. The Receiving Party shall use the Information only for purposes of discussion and evaluation. The Receiving Party will not disclose the Information to any person except its employees, consultants, and subcontractors, to whom it is necessary to disclose the Information for such discussion and evaluation, and any such disclosure shall be under a written agreement with terms at least as restrictive as those specified herein. Any of the persons mentioned above who are given access to the Information shall be informed by the Receiving Party of the Agreement. The Receiving Party shall protect the Information by using the same degree of care as the Receiving Party uses to protect its own confidential Information, but in any event no less than a reasonable degree of care.

5. The Receiving Party's duties under this Agreement shall apply to any and all Information, including, but not limited to that disclosed in any oral disclosure or any written document, memorandum, report, correspondence, drawing or other material, computer readable media, developed or prepared by the Disclosing Party or any of its representatives.

6. Notwithstanding any other provision of this Agreement, Information shall not include any item of information which: (a) is within the public domain prior to the time of the disclosure by the Disclosing Party to the Receiving Party or thereafter becomes within the public domain other than as a result of disclosure by the Receiving Party or any of its representatives in violation of this Agreement; (b) was, on or before the date of disclosure in the possession of the Receiving Party, as evidenced by records, however maintained; (c) is acquired by the Receiving Party from a third party not under an obligation of confidentiality; or (d) is hereafter independently developed by the Receiving Party, as evidenced by records, however maintained.



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7. The Receiving Party agrees to return all Information, including materials, received from the Disclosing Party at the request of the Disclosing Party except that the Receiving Party may retain in its confidential files one copy of written Information for record purposes only.

8. In the event that the Receiving Party or anyone to whom it transmits the Information pursuant to this Agreement becomes legally required to disclose any such Information, the Receiving Party shall provide the Disclosing Party with prompt notice so that the Disclosing Party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. In the event that such protective order or other remedy is not obtained, the Receiving Party shall furnish only that portion of the Information which is legally required to be furnished in the opinion of the Receiving Party's counsel.

9. This Agreement constitutes the entire understanding between the parties hereto with respect to the subject matter hereof and merges any and all prior agreements, understandings and representations related to such subject matter. This Agreement may not be superseded, amended or modified except by written agreement between the parties hereto. This Agreement may not be assigned or transferred without the prior written consent of both parties, which consent shall not be unreasonably withheld; provided, however, that either party may assign this Agreement to any person or entity which acquires all or substantially all of its business or assets (or of the business division or product line of such party to which the Information primarily relates).

10. Each of the parties hereto has caused this Agreement to be executed on its behalf by its authorized representative.


INFORMAX, INC.                             INVITROGEN CORPORATION
7600 WISCONSIN AVENUE, SUITE 1100          1600 FARADAY AVENUE
BETHESDA, MARYLAND 20814                   CARLSBAD, CALIFORNIA 92008


/s/ John M. Green            10/23/02      /s/ John A. Thompson       10/24/02
----------------------------------------   -------------------------------------
Authorized Signature            Date       Authorized Signature         Date


                                                                 Vice President,
                                                                    Corporate
John M. Green                  COO/CFO     John A. Thompson        Development
----------------------------------------   -------------------------------------
Name                            Title      Name                         Title